UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2010 (June 14, 2010)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Fourth Amended and Restated Advisory Management Agreement

On June 14, 2010, Behringer Harvard Multifamily REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”) and Behringer Harvard Multifamily Advisors I, LLC, our advisor, entered into the Fourth Amended and Restated Advisory Management Agreement (the “Amended and Restated Agreement”), which is effective July 1, 2010 and amends and restates the Third Amended and Restated Advisory Management Agreement dated January 29, 2010.

In the Amended and Restated Agreement, in order to provide more support for our distributions, our advisor has agreed to revise the asset management fee so that the amount of the fee is dependent upon our performance with respect to reaching a modified funds from operations or MFFO (defined below) coverage amount per quarter of fifteen cents per share of our common stock (equivalent to an annualized sixty cents per share).  As modified, rather than being a monthly fee equal to one-twelfth of 0.75% of the sum of the higher of the cost or value of our assets, effective July 1, 2010, the asset management fee shall be a monthly fee equal to one-twelfth of the “Applicable Asset Management Fee Percentage” of the sum of the higher of the cost or value of such assets.

The Applicable Asset Management Fee Percentage starting July 1, 2010 will initially be 0.50%, reduced from 0.75% prior to that time.  The percentage will increase to 0.75% following two consecutive fiscal quarters during which our MFFO, for each such fiscal quarter equals or exceeds 80% of the MFFO coverage amount described above.  The percentage will increase further to 1.0% following two consecutive fiscal quarters during which our MFFO for each such fiscal quarter equals or exceeds 100% of such MFFO coverage amount.  Finally, the percentage will return to 0.75% upon the first day following the fiscal quarter during which our advisor has, since July 1, 2010, earned asset management fees equal to the amount of asset management fees our advisor would have earned if the Applicable Asset Management Fee Percentage had been 0.75% every day since July 1, 2010.  Once the Applicable Asset Management Fee Percentage increases above the 0.50% described above, it will not decrease during the term of the agreement, except as described in the fourth sentence, regardless of our MFFO in any subsequent period.  In no event will our advisor receive more than the asset management fee at the 0.75% rate originally contracted for, but will be at risk for up to one-third of those fees and incentivized to grow our MFFO.

As used above, MFFO means, with respect to any fiscal quarter, our funds from operations, or FFO (as defined by the National Association of Real Estate Investment Trusts), during such quarter, plus acquisition expenses, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting during such quarter.  However, if a trade or industry group promulgates a different definition of MFFO applicable to listed or non-listed REITs that we adopt in our periodic reports filed with the Securities and Exchange Commission, MFFO will have the meaning of such different definition.

In addition to the above, the termination date of the Amended and Restated Agreement is extended to one year from the effective date of the change to our asset management fee arrangements, or July 1, 2011.

Item 7.01               Regulation FD.

On June 14, 2010, our board of directors authorized distributions at the rate of 6%, adjusted from the annualized rate of 7% applicable to periods through August 2010 to an annualized rate of 6% for the month of September 2010.  This was declared as daily distributions payable to the stockholders of record each day during September 2010 in the amount of $0.0001643 per share of common stock.  (Distribution rate calculations are based on a purchase price of $10.00 per share.)  The distributions in respect of September 2010 will be paid in cash on or before the 12th day of October 2010.  Stockholders of record prior to September 2010 will still receive daily distributions at the 7% annualized rate in respect of the months of June, July and August and payable respectively in July, August and September, in accordance with our board’s June 1, 2010 distribution declaration.  A portion of each distribution may constitute a return of capital for tax purposes.  There is no assurance that we will continue to declare daily distributions at this rate or any other rate.

On or about June 16, 2010, we intend to begin distribution of a letter to our stockholders.  A copy of the letter, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Letter to Stockholders, dated June 16, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Dated: June 15, 2010	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President — Corporate Development & Legal

Exhibit Index

Exhibit No.	Description

99.1	Letter to Stockholders, dated June 16, 2010